Exhibit 99.1

Contact: Tim Berryman
Director – Investor Relations
Medical Properties Trust, Inc.
(205) 969-3755 tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS SECOND QUARTER RESULTS

Recent Transactions Highlight Net Asset Value and Provide $1.5 Billion for Debt Reduction and Accretive Acquisitions

Per Share Net Income of $0.30 and Normalized FFO of $0.36 Up 43% and 13% Respectively Compared to Prior Year Quarter

Birmingham, AL – August 2, 2018 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the second quarter ended June 30, 2018.

The quarter was highlighted by MPT’s outstanding execution of its capital access and recycling strategies that included the previously disclosed €1.64 billion joint venture agreement with affiliates of Primonial Group and the highly profitable $175 million sale of its interest in Ernest Health, Inc. (“Ernest”). In addition, the Company reduced its investment in LTACH facilities by selling three Vibra Healthcare (“Vibra”) hospitals, generating $53 million in cash and a gain on sale of $24 million. When all these transactions have closed, which subject to certain conditions is expected during the third quarter, expected cash proceeds will be approximately $1.5 billion.

“These transactions demonstrate the significant value that exists across our portfolio,” said Edward K. Aldag, Jr., MPT’s Chairman, President and Chief Executive Officer, “The cash expected at closing will be used for accretive acquisitions while simultaneously reducing our net leverage to a sector-leading level,” added Aldag.

Healthcare Europa, the leading information source for private healthcare services in Europe, described the joint venture transaction as “a real coup for MPT, which has pioneered the hospital property market in Germany, Spain and Italy.”

SECOND QUARTER AND RECENT HIGHLIGHTS

•	Net income of $0.30 and Normalized Funds from Operations (“NFFO”) of $0.36 in the second quarter both on a per diluted share basis;

•

Provided new data points for MPT’s net asset value with the price discovery of a 6.0% cap rate for rents from German rehabilitation hospitals, the $175 million sale of equity investment in Ernest and the highly profitable sale of three Vibra LTACH’s;

•

Established a master lease with Dignity Health (“Dignity”), an investment grade-rated, not-for-profit health system, in June for eight Adeptus Health (“Adeptus”) facilities in Arizona with the same economic terms as the previous Adeptus master lease;

•	Signed definitive agreements to purchase four IRFs in Germany for €23.0 million to be master leased to Median;

•	Agreed to develop and lease the first rehabilitation hospital unit in the U.K. for £16.9 million (approximately $22.3 million) to allow for a 120-bed unit within MPT’s Circle Birmingham hospital;

•	Sold three LTACH facilities back to Vibra for $73.1 million resulting in a $24.2 million gain on the sale of real estate and an aggregate 12.8% unlevered IRR;

•	Previously announced transaction involving the sale of equity investment in Ernest to One Equity Partners for expected cash proceeds of $175 million to MPT;

•

Previously announced joint venture with Primonial Group in June to own 71 German post-acute hospitals valued at €1.64 billion to result in a gain of approximately €500 million and expected cash proceeds to MPT of approximately €1.14 billion.

Aldag commented on the Company’s growth prospects following the announcement of second quarter results. “MPT is the world’s leading specialist in hospital real estate and possesses unparalleled hospital expertise. Our reputation for helping hospital operators achieve their goals now spans many countries and this dominant leadership has produced a robust pipeline.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income and reconciliations of net income to NFFO, all on a basis comparable to 2017 results. In addition, a reconciliation of pro forma total gross assets to total assets is included in the financial tables accompanying this press release.

PORTFOLIO UPDATE

In the second quarter, MPT added Dignity to its portfolio of hospital operators following the addition of other investment grade-rated, not-for-profit operators, Ochsner Clinic Foundation and UCHealth, in 2017. Headquartered in San Francisco, Dignity is the fifth largest health system in the United States. The company currently operates 39 acute care facilities and has 8,400 acute care beds.

Aldag commented on MPT’s most recent tenant, “As MPT progressively diversifies and strengthens its portfolio we are pleased to add Dignity to our stable of quality hospital operators. Dignity is a leading not-for-profit operator with investment grade credit ratings of A3 from Moody’s, A from Standard & Poor’s and A- from Fitch, and the Guarantor of our rent payments, per the Master Lease. We look forward to a long-term relationship with this exceptional operator.”

MPT has pro forma total gross assets of approximately $9.6 billion, including $6.7 billion in general acute care hospitals, $2.0 billion in inpatient rehabilitation hospitals, and $0.3 billion in long-term acute care hospitals. This pro forma portfolio includes 277 properties representing more than 32,000 licensed beds in 29 states and in Germany, the United Kingdom, Italy and Spain. The properties are leased to or mortgaged by 31 hospital operating companies.

OPERATING RESULTS AND OUTLOOK

Net income for the second quarter of 2018 was $111.6 million (or $0.30 per diluted share), compared to $73.4 million (or $0.21 per diluted share) in the second quarter of 2017.

NFFO for the second quarter of 2018 increased 14% to $129.9 million compared with $113.6 million in the second quarter of 2017. Per share NFFO increased 13% to $0.36 per diluted share in the second quarter of 2018, compared with $0.32 per diluted share in the second quarter of 2017.

The Company intends to reinstate guidance regarding 2018 net income and NFFO upon closings of the recently announced European joint venture with Primonial Group and the sale of its interest in Ernest Health operations.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, August 2, 2018 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended June 30, 2018. The dial-in numbers for the conference call are 855-365-5214 (U.S.) and 440-996-5721 (International); both numbers require passcode 3584277. The conference call will also be available via webcast in the Investor Relations’ section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion through August 16, 2018. Dial-in numbers for the replay are 855-859-2056 and 404-537-3406 for U.S. and International callers, respectively. The replay passcode for both U.S. and International callers is 3584277.

The Company’s supplemental information package for the current period will also be available on the Company’s website under the “Investor Relations” section.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model helps facilitate acquisitions and recapitalizations and allows operators of hospitals and other healthcare facilities to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the satisfaction of all conditions to, and the timely closing (if at all) of pending transactions; resulting financial gains from pending transactions; the amount of acquisitions of healthcare real estate, if any; results from potential sales and joint venture arrangements, if any; capital markets conditions; estimated leverage metrics; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the payment of future dividends, if any; completion of additional debt arrangements, and additional investments; national and international economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	June 30, 2018	December 31, 2017
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$4,671,829	$5,797,605
Real estate held for sale	1,263,257	146,615
Mortgage loans	1,686,866	1,778,316
Net investment in direct financing leases	688,427	698,727

Gross investment in real estate assets	8,310,379	8,421,263
Accumulated depreciation and amortization	(419,061)	(455,712)

Net investment in real estate assets	7,891,318	7,965,551

Cash and cash equivalents	146,569	171,472
Interest and rent receivables	85,181	78,970
Straight-line rent receivables	215,297	185,592
Other assets	618,459	618,703

Total Assets	$8,956,824	$9,020,288

Liabilities and Equity
Liabilities
Debt, net	$4,864,261	$4,898,667
Accounts payable and accrued expenses	204,505	211,188
Deferred revenue	14,133	18,178
Lease deposits and other obligations to tenants	28,470	57,050

Total Liabilities	5,111,369	5,185,083
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 500,000 shares; issued and outstanding - 364,731 shares at June 30, 2018 and 364,424 shares at December 31, 2017	365	364
Additional paid-in capital	4,338,798	4,333,027
Distributions in excess of net income	(464,784)	(485,932)
Accumulated other comprehensive loss	(42,353)	(26,049)
Treasury shares, at cost	(777)	(777)

Total Medical Properties Trust, Inc. Stockholders’ Equity	3,831,249	3,820,633
Non-controlling interests	14,206	14,572

Total Equity	3,845,455	3,835,205

Total Liabilities and Equity	$8,956,824	$9,020,288

(A) Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenues
Rent billed	$122,827	$103,447	$250,838	$200,210
Straight-line rent	15,073	16,277	30,864	29,056
Income from direct financing leases	18,934	18,312	36,615	36,192
Interest and fee income	45,068	28,771	88,631	57,746

Total revenues	201,902	166,807	406,948	323,204

Expenses
Interest	58,126	39,710	115,149	77,739
Real estate depreciation and amortization	34,466	29,493	70,268	57,079
Property-related	1,920	1,153	4,104	2,481
General and administrative	19,552	15,079	37,370	28,276
Acquisition costs	411	10,806	411	13,562

Total expenses	114,475	96,241	227,302	179,137

Other income (expense)
Gain on sale of real estate, net	24,151	—	25,618	7,413
Debt refinancing costs	—	(751)	—	(14,380)
Other	2,002	3,367	534	5,134

Total other income (expense)	26,153	2,616	26,152	(1,833)

Income before income tax	113,580	73,182	205,798	142,234
Income tax (expense) benefit	(1,563)	614	(2,738)	(253)

Net income	112,017	73,796	203,060	141,981
Net income attributable to non-controlling interests	(450)	(381)	(892)	(596)

Net income attributable to MPT common stockholders	$111,567	$73,415	$202,168	$141,385

Earnings per common share - basic and diluted:
Net income attributable to MPT common stockholders	$0.30	$0.21	$0.55	$0.42

Weighted average shares outstanding - basic	364,897	349,856	364,889	335,456
Weighted average shares outstanding - diluted	365,541	350,319	365,442	335,871

Dividends declared per common share	$0.25	$0.24	$0.50	$0.48

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
FFO information:
Net income attributable to MPT common stockholders	$111,567	$73,415	$202,168	$141,385
Participating securities’ share in earnings	(323)	(100)	(518)	(225)

Net income, less participating securities’ share in earnings	$111,244	$73,315	$201,650	$141,160
Depreciation and amortization (A)	35,156	30,027	71,673	58,126
Gain on sale of real estate, net	(24,151)	—	(25,618)	(7,413)

Funds from operations	$122,249	$103,342	$247,705	$191,873

Write-off of straight-line rent and other	7,235	—	13,294	1,117
Debt refinancing costs	—	751	—	14,380
Acquisition costs, net of tax benefit (A)	411	9,539	411	12,184

Normalized funds from operations	$129,895	$113,632	$261,410	$219,554

Share-based compensation	4,869	2,406	6,725	4,377
Debt costs amortization	1,802	1,522	3,591	3,139
Straight-line rent revenue and other (A)	(24,376)	(18,981)	(47,801)	(35,463)

Adjusted funds from operations	$112,190	$98,579	$223,925	$191,607

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.30	$0.21	$0.55	$0.42
Depreciation and amortization (A)	0.10	0.08	0.20	0.17
Gain on sale of real estate, net	(0.07)	—	(0.07)	(0.02)

Funds from operations	$0.33	$0.29	$0.68	$0.57

Write-off of straight-line rent and other	0.03	—	0.03	—
Debt refinancing costs	—	—	—	0.04
Acquisition costs, net of tax benefit (A)	—	0.03	—	0.04

Normalized funds from operations	$0.36	$0.32	$0.71	$0.65

Share-based compensation	0.01	0.01	0.02	0.01
Debt costs amortization	0.01	—	0.01	0.01
Straight-line rent revenue and other (A)	(0.07)	(0.05)	(0.13)	(0.10)

Adjusted funds from operations	$0.31	$0.28	$0.61	$0.57

(A) Includes our share of real estate depreciation, acquisition expenses (2017 only) and straight-line rent revenue from unconsolidated joint ventures. These amounts are included with the activity of all of our equity interests in the “Other” line on the consolidated statements of income.

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or NAREIT, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) unbilled rent revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Pro Forma Total Gross Assets

(Unaudited)

June 30, 2018
Total Assets	$8,956,824
Add:
Binding real estate commitments on new investments(1)	44,373
Unfunded amounts on development deals and commenced capital improvement projects(2)	211,886
Accumulated depreciation and amortization(3)	507,111
Less:
Cash and cash equivalents	(146,569)

Pro Forma Total Gross Assets(4)	$9,573,625

(1)	Reflects a commitment to acquire a facility in Washington and four facilities in Germany post June 30, 2018.
(2)	Includes $132.9 million unfunded amounts on ongoing development projects and $78.9 million unfunded amounts on capital improvement projects and development projects that have commenced rent.
(3)	$88.0 million of accumulated depreciation and amortization included in the “Real estate held for sale” line on the consolidated balance sheets.
(4)

Pro forma total gross assets is total assets before accumulated depreciation/amortization, assumes all real estate binding commitments on new investments and unfunded amounts on development deals and commenced capital improvement projects are fully funded, and assumes cash on hand is fully used in these transactions. We believe pro forma total gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our binding commitments close and our other commitments are fully funded.